Exhibit 99.1

Flexsteel Announces Second Quarter and Year-To-Date Fiscal 2011 Operating Results

DUBUQUE, Iowa--(BUSINESS WIRE)--February 3, 2011--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported results of operations for its second quarter and fiscal year-to-date December 31, 2010.

The Company reported net sales for the quarter ended December 31, 2010 of $82.8 million compared to $83.5 million in the prior year quarter. The Company reported net income for the current quarter of $2.1 million or $0.31 per share compared to net income of $3.0 million or $0.45 per share in the prior year quarter. During the current year quarter the Company completed the closing of a manufacturing facility and recorded a pre-tax charge to cost of goods sold of $0.6 million to write-down related inventory.

For the six months ended December 31, 2010, the Company reported net sales of $170.1 million compared to the prior year sales of $159.5 million, an increase of 6.6%. The Company reported net income for the current six-month period of $4.5 million or $0.65 per share compared to a net income of $4.3 million or $0.66 per share in the prior year period. The current year six-month period includes a pre-tax charge of approximately $1.0 million to facility closing costs for employee separation and other closing costs, and an inventory write-down to cost of goods sold of $0.6 million related to closing the manufacturing facility described above.

For the quarter ended December 31, 2010, residential net sales were $63.5 million, an increase of 1.5% from the prior year quarter net sales of $62.6 million. Commercial net sales were $19.3 million compared to $20.9 million in the prior year quarter, a decrease of 7.8%.

For the six months ended December 31, 2010, residential net sales were $128.8 million compared to residential net sales of $118.8 million in the six months ended December 31, 2009, an increase of 8.4%. Commercial net sales were $41.3 million for the six months ended December 31, 2010 compared to $40.7 million for the six months ended December 31, 2009, an increase of 1.6%.

Gross margin for the quarter ended December 31, 2010 was 22.7% compared to 24.0% in the prior year quarter. For the six months ended December 31, 2010, the gross margin was 22.6% compared to 22.9% for the prior year six-month period. Gross margin for the quarter and six-month period was adversely impacted by inventory write-down associated with the facility closing.

Selling, general and administrative expenses for the quarter ended December 31, 2010 were $15.5 million or 18.7% of net sales compared to $15.3 million or 18.3% of net sales in the prior year quarter due to increases in bad debt and selling costs on slightly lower sales. For the six months ended December 31, 2010, selling, general and administrative expenses were $30.4 million or 17.9% of net sales compared to $29.4 million or 18.4% of net sales in the prior year six-month period reflecting better absorption of fixed costs.

Working capital (current assets less current liabilities) at December 31, 2010 was $95.4 million. Net cash provided by operating activities was $0.2 million during the six months ended December 31, 2010. Net income of $4.5 million and accounts receivables reduction of $2.5 million were offset by a $5.3 million increase in inventory and lower accrued liabilities.

Capital expenditures were $0.6 million during the first six months of fiscal year 2011. Depreciation expense was $1.4 million and $1.5 million in the six-month periods ended December 31, 2010 and 2009, respectively. The Company expects that capital expenditures will be less than $2.5 million for the remainder of the fiscal year.

All earnings per share amounts are on a diluted basis.

Outlook
Our balance sheet remains strong reflecting working capital in excess of $95 million and no bank borrowings. We had a sales increase for the current year over the prior year due in part to a strong backlog going into the year. Our residential furniture incoming order rate slowed during the first quarter, but improved slightly as we moved through the second quarter. Commercial product sales continue at low levels and we do not anticipate significant improvements in the second half of fiscal year 2011. The Company is beginning to see pricing pressures on certain raw materials and finished products. At this time we are unable to determine what the impact will be on our gross margin.

We remain committed to our core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and improving profitability. We believe these core strategies are in the best interest of our shareholders.

Conference Call
We will host a conference call on February 4, 2011, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 29493988. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 29293988.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,	June 30,
	2010	2010

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,160	$8,278
Trade receivables, net	32,454	35,748
Inventories	77,907	72,637
Other	5,258	5,126
Total current assets	122,779	121,789

NONCURRENT ASSETS:
Property, plant, and equipment, net	20,669	21,614
Other assets	15,578	14,267

TOTAL	$159,026	$157,670

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$10,076	$10,815
Accrued liabilities	17,316	20,174
Total current liabilities	27,392	30,989

LONG-TERM LIABILITIES:
Other long-term liabilities	9,341	9,069
Total liabilities	36,733	40,058

SHAREHOLDERS’ EQUITY	122,293	117,612

TOTAL	$159,026	$157,670

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
NET SALES	$82,821	$83,524	$170,051	$159,465
COST OF GOODS SOLD	(63,996)	(63,483)	(131,620)	(122,868)
GROSS MARGIN	18,825	20,041	38,431	36,597
SELLING, GENERAL AND ADMINISTRATIVE	(15,508)	(15,263)	(30,406)	(29,404)
FACILITY CLOSING COSTS	--	--	(1,016)	--
OPERATING INCOME	3,317	4,778	7,009	7,193
OTHER INCOME (EXPENSE):
Interest and other income	14	91	115	123
Interest expense	--	(95)	--	(233)
Total	14	(4)	115	(110)
INCOME BEFORE INCOME TAXES	3,331	4,774	7,124	7,083
INCOME TAX PROVISION	(1,200)	(1,810)	(2,650)	(2,740)
NET INCOME	$2,131	$2,964	$4,474	$4,343
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,691	6,588	6,676	6,582
Diluted	6,924	6,627	6,881	6,621
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.32	$0.45	$0.67	$0.66
Diluted	$0.31	$0.45	$0.65	$0.66

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended
	December 31,
	2010	2009
OPERATING ACTIVITIES:
Net income	$4,474	$4,343
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,408	1,545
Deferred income taxes	(498)	(922)
Stock-based compensation expense	699	431
Provision for losses on accounts receivable	800	640
Gain on disposition of capital assets	(8)	(6)
Changes in operating assets and liabilities	(6,633)	11,751
Net cash provided by operating activities	242	17,782

INVESTING ACTIVITIES:
Net sales of investments	(189)	(292)
Proceeds from sale of capital assets	42	11
Capital expenditures	(585)	(923)
Net cash used in investing activities	(732)	(1,204)

FINANCING ACTIVITIES:
Net repayment of borrowings	--	(5,000)
Dividends paid	(834)	(658)
Proceeds from issuance of common stock	206	241
Net cash used in financing activities	(628)	(5,417)

(Decrease) increase in cash and cash equivalents	(1,118)	11,161
Cash and cash equivalents at beginning of period	8,278	1,714
Cash and cash equivalents at end of period	$7,160	$12,875

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392